AMENDMENT NO. 1 TO THE
                  CCB FINANCIAL CORPORATION
                  LONG-TERM INCENTIVE PLAN


Amendment to Section 4.2.1 entitled "Common Stock".

By recommendation of the Compensation Committee and action of the Board of Directors effective January 20, 1998,
Section 4.2.1 shall be amended to replace the number 500,000 with the number 1,000,000 so that said Section 4.2.1 shall provide for the reservation for Awards (as defined in the Plan) under the Plan for 1,000,000 shares of the authorized and unissued shares of the Corporation.


                                CCB FINANCIAL CORPORATION

                                BY: /s/ ERNEST C. ROESSLER
                                TITLE: President and CEO

ATTEST:

BY: /s/ LEO P. PYLYPEC
TITLE:  First VP and Corporate Secretary